
Sign On - Microsoft Internet Explorer
File Edit View Favorites Tools Help
Back
Search
Favorites
Address https://tenderoffer.nvidia.com/
Go
Links
NVIDIA
Worldwide Leader in Programmable Graphics Processor Technologies
HOME
CONTACT US / FAQ
Welcome to the NVIDIA Tender Offer website
Please enter your Employee ID and PIN #
Employee ID
(Case Sensitive)
PIN #
(Case Sensitive)
If you have misplaced or did not receive your Employee ID or PIN#, please contact us via email.
Sign On
Done
Trusted sites
start
Document1 - Microsof...
Sign On - Microsoft In...
Desktop
4:58 PM